CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use and incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-171002 on Form N-14 of our report dated November 24, 2010, relating to the financial statements and financial highlights of BlackRock Floating Rate Income Portfolio, a portfolio included in BlackRock Funds II , appearing in the Annual Report on Form N-CSR of BlackRock Funds II for the period ended September 30, 2010, and to the references to us under the headings “Other Service Providers – Independent Registered Public Accounting Firm” in the Combined Prospectus/Proxy Statement and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

January 10, 2011